Exhibit 99.2

Non-GAAP Financial Information

The following provides information regarding certain financial measures used by DocGo Inc. (the “Company”) that are not calculated or presented in accordance with generally accepted accounting principles (“GAAP”). The Company has provided these non-GAAP measures as supplemental information and in addition to financial measures presented by the Company that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented by the Company.

Adjusted EBITDA Contribution Margin

Adjusted EBITDA contribution margin is considered a non-GAAP measure under Securities and Exchange Commission (“SEC”) rules because it is calculated by dividing adjusted EBITDA by revenues of a particular business line, and adjusted EBITDA excludes certain amounts included in net income (loss) calculated in accordance with GAAP. Specifically, adjusted EBITDA is arrived at by taking reported GAAP net income and adding back the following items: net interest expense (income), provision for (benefit from) income taxes, depreciation and amortization, other (income) expense, non-cash equity-based compensation and certain other non-recurring expenses consisting of certain one-time legal settlements and certain one-time expenses incurred in connection with acquisitions and other corporate activities, beyond those that are typically incurred.

The Company’s management believes using adjusted EBITDA contribution margin in conjunction with GAAP measures is useful to investors because it assists investors in getting a better view of what management considers the core operating performance of a business line and in assessing the “stand-alone” performance of the business line, as expressed in marginal terms. While other companies may use adjusted EBITDA and adjusted EBITDA contribution margin as performance measures, not all companies use identical calculations for determining such measures. As such, the Company’s presentation of adjusted EBITDA contribution margin might not be comparable to similarly titled measures of other companies.

The Company has not reconciled adjusted EBITDA contribution margin outlook to the most comparable GAAP outlook because it is not possible to do so without unreasonable efforts due to the uncertainty and potential variability of reconciling items, which are dependent on future events and often outside of management’s control and which could be significant. Because such items cannot be reasonably predicted with the level of precision required, the Company is unable to provide an outlook for the comparable GAAP measures, such as net margin or operating margin. Forward-looking estimates of adjusted EBITDA contribution margin are made in a manner consistent with the relevant definitions and assumptions noted herein.

Adjusted Gross Margin

Adjusted gross profit and adjusted gross margin are considered non-GAAP financial measures under SEC rules because they exclude certain amounts included in gross profit and gross margin calculated in accordance with GAAP. Adjusted gross profit is total revenue minus cost of revenue, excluding depreciation and amortization (which are shown separately), and adjusted gross margin is adjusted gross profit as a percentage of total revenue.

The Company’s management believes that adjusted gross margin is useful in evaluating the Company’s operating performance, as the calculation of this measure excludes the impact of non-cash depreciation and amortization charges. The Company’s management believes that by using adjusted gross margin in conjunction with GAAP gross margin, investors will get a more complete view of what management considers to be the Company’s core operating performance and allow for comparison of this measure when compared to those of prior periods. While many companies use adjusted gross margin as a performance measure, not all companies use identical calculations for determining adjusted gross margin. As such, the Company’s presentation of adjusted gross margin might not be comparable to similarly titled measures of other companies.

The table below reflects the reconciliation of adjusted gross margin to GAAP gross margin, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended September 30, 2025 compared to the same period in 2024 and to the three months ended June 30, 2025 on a consolidated basis, as well as for the Company’s Mobile Health Services and Transportation Services segments:

	Three Months Ended September 30,		Three Months Ended June 30,
DocGo Inc. Consolidated	2025	2024	2025
Revenue	$ 70,809,635	$ 138,684,814	$ 80,417,622
Cost of revenue (exclusive of depreciation and amortization, which are shown separately below)	(52,683,525)	(88,764,282)	(54,998,524)
Depreciation and amortization	(3,971,232)	(4,177,534)	(3,981,008)
GAAP gross profit	14,154,878	45,742,998	21,438,090

Depreciation and amortization	3,971,232	4,177,534	3,981,008
Non-recurring items included in cost of revenue above	5,269,129	—	—
Adjusted gross profit	$ 23,395,239	$ 49,920,532	$ 25,419,098

GAAP gross margin	20.0%	33.0%	26.7%
Adjusted gross margin	33.0%	36.0%	31.6%

Mobile Health Services
Revenue	$ 20,687,128	$ 90,663,435	$ 30,780,993
Cost of revenue (exclusive of depreciation and amortization, which are shown separately below)	(17,143,339)	(55,485,992)	(20,778,628)
Depreciation and amortization	(933,673)	(1,172,461)	(982,108)
GAAP gross profit	2,610,116	34,004,982	9,020,257

Depreciation and amortization	933,673	1,172,461	982,108
Non-recurring items included in cost of revenue above	3,945,788	—	—
Adjusted gross profit	$ 7,489,577	$ 35,177,443	$ 10,002,365

GAAP gross margin	12.6%	37.5%	29.3%
Adjusted gross margin	36.2%	38.8%	32.5%

Transportation Services
Revenue	$ 50,122,507	$ 48,021,380	$ 49,636,629
Cost of revenue (exclusive of depreciation and amortization, which are shown separately below)	(35,540,186)	(33,278,291)	(34,219,896)
Depreciation and amortization	(2,049,029)	(2,114,380)	(2,003,258)
GAAP gross profit	12,533,292	12,628,709	13,413,475

Depreciation and amortization	2,049,029	2,114,380	2,003,258
Non-recurring items included in cost of revenue above	1,323,341	—	—
Adjusted gross profit	$ 15,905,662	$ 14,743,089	$ 15,416,733

GAAP gross margin	25.0%	26.3%	27.0%
Adjusted gross margin	31.7%	30.7%	31.1%